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Exhibit 2.1

AGREEMENT

        AGREEMENT made as of the 5th day of April 2002, by and between Jones Entertainment Group, Ltd. (hereinafter "JEG") and Jones Programming Partners 2A, Ltd., ("hereinafter J2A"), both entities organized and existing under the laws of the State of Colorado, located and doing business c/o Goldman and Kagon, 1801 Century Park East, Suite 2222, Los Angeles, California 90067 (hereinafter "Jones") and GoodTimes Entertainment Limited by change of name from GoodTimes Home Video Corp. (hereinafter "GoodTimes"), a corporation organized and existing under the laws of the State of Delaware, having executive offices at 16 East 40th Street, New York, New York 10016.

        WHEREAS, JEG is transferring its interest in JG Distribution Company to J2A, and upon such transfer J2A shall be the owner of all right, title and interest in and to the audio visual works entitled "Charlton Heston Presents The Bible" (hereinafter "Property"), subject only to certain rights held by J/G Distribution Company, GoodTimes and Jones Interactive, Inc.; and

        WHEREAS, GoodTimes desires to obtain from J2A all of its right, title and interest in and to the Property and the copyright thereto;

        NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    TRANSFER OF PROPERTY.

        1.1  JEG hereby transfers all of its right, title, and interest in JG Distribution Company and the agreement dated June 24, 1992, between JEG and GoodTimes to J2A.

        1.2  J2A hereby agrees to sell, assign and transfer to GoodTimes its entire right, title and interest in and to the Property and all copyright rights therein, including without limitation, all rights of manufacture, distribution and exploitation in all media, worldwide, in perpetuity, subject only to existing contractual arrangements to which GoodTimes is a party through J/G Distribution Company.

        1.3  The transfer of JEG's rights hereunder is subject to financial obligations to Charlton Heston and Agememon Films of which GoodTimes is aware and which obligations GoodTimes hereby agrees to assume and discharge in a timely manner, as set forth in the agreement dated as of May 12, 1992, between JEG and Agamemnon Films and the agreement dated as of May 12, 1992, between Jones Documentary Film Corporation and Agamemnon Films f/s/o Charlton Heston.

        1.4  Concurrently with the execution of this Agreement, JEG will execute an assignment of the United States Copyright Registration for the Property, Registration Number PA-626-753, in the form set forth in Exhibit A attached hereto and made a part hereof.

        1.5  The parties acknowledge that the rights of Jones Interactive, Inc., and Jones Digital Century, Inc., per the letter dated February 22, 1996, shall not be affected by this Agreement.

2.    FINANCIAL TERMS.

        2.1  Upon full execution of this Agreement by all parties GoodTimes agrees to pay Jones, by wire transfer, the sum of one hundred and fifty thousand ($150,000.00) dollars.

        2.2  Jones hereby agrees to waive any and all interest it may have in revenues derived from the Jones/GT Video Distribution Joint Venture accruing or payable on or after September 30, 2001.

        2.3  The parties hereby agree to waive any audit rights with respect to any statements furnished by the parties to each other, excluding only claims for fraud or intentional misconduct which claims shall be preserved until October 30, 2002, after which such claims shall be deemed waived.

3.    REPRESENTATIONS AND WARRANTIES.

        3.1  Each party represents and warrants that it is duly organized and in good standing under the laws of the jurisdiction in which is was formed and that there are no existing impediments to this transaction, and that J2A and JEG may freely transfer the Property and that GoodTimes may accept the Property and assume all continuing commitments to Charlton Heston and Agememnon Films.

4.    DELIVERABLES.

        4.1  Upon full execution of this Agreement J2A shall deliver to GoodTimes, at its sole cost and expense, any and all master recordings of the Property in its possession and/or under its control.

5.    MISCELLANEOUS.

        5.1  GoodTimes agrees to indemnify and hold JEG and J2A harmless from any of the obligations it is assuming hereunder.

        5.2  No waiver of any default or breach of this Agreement by either party shall be deemed a continuing waiver or a waiver of any other breach or default, no matter how similar.

        5.3  This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York applicable to agreements entered into and wholly performed therein. The parties agree to submit to the permissive jurisdiction of the Federal and State Courts located in the State of New York, or any other court having jurisidiction, in any action which may arise out of this Agreement and all matters related thereto.

        5.4  If any provisions herein contained shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force or effect while such infirmity shall exist, but such infirmity shall have no effect whatsoever upon the binding force or effectiveness of any of the other provisions hereof, it being the intention of the parties hereto that had they, or either of them, known of such infirmity, they would have entered into a contract, each with the other, containing all of the other provisions hereof.

        5.5  This Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written agreements. Nothing herein contained shall be binding upon the parties until this Agreement has been executed by an officer or agent of each and has been delivered to the parties. This Agreement may not be changed, modified, amended or supplemented, except in writing signed by all parties to this Agreement. Each of the parties acknowledges and agrees that the other has not made any representations, warranties or agreements of any kind, except as may be expressly set forth herein.

        5.6  The Section headings used in this Agreement are for convenience only and shall have no legal effect whatever.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

JONES ENTERTAINMENT GROUP, LTD.		GOODTIMES ENTERTAINMENT LIMITED
By:	/s/ TIMOTHY J. BURKE Timothy J. Burke Vice President	By:	/s/ ANDREW D. GREENBERG Andrew D. Greenberg CEO
JONES PROGRAMMING PARTNERS 2A, LTD.
By:	Jones Entertainment Group, Ltd., as the General Partner
By:	/s/ TIMOTHY J. BURKE Timothy J. Burke Vice President

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  Exhibit 2.1